Exhibit 99.1

Gentherm Reports 2018 First Quarter Results

Achieved Quarterly Revenue Growth Despite Industry Headwinds

Reaffirms 2018 Guidance

NORTHVILLE, Michigan, April 26, 2018 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the first quarter ended March 31, 2018.

First Quarter Key Takeaways

•	Product revenues of $261.9 million increased 5.1% from $249.3 million in the first quarter of 2017
•	Added $15.2 million in revenue associated with acquisition of Etratech; on a pro-forma basis, Etratech grew 20% from the comparable prior-year period
•	Earnings per share was $0.35 as compared to $0.69 for the prior period
•

Adjusted earnings per share, excluding unrealized currency losses, expenses and other impacts related to acquisitions (see table herein), was $0.50.  Adjusted earnings per share in the prior-year period was $0.77

•	Secured record automotive new business awards totaling $375 million in the quarter, of which 50% represents CCSTM
•	Market introduction of the industry’s first thermoelectric-based battery thermal management solution on 48-volt Mercedes S-500 EQ-Boost
•	Full-year financial guidance reaffirmed

"Our first quarter results reflect challenging market conditions, especially in the North America automotive market. Nonetheless, I am pleased to see many areas of growth and we are gaining momentum on market launches, including our industry-first solution for the 48-volt lithium-ion battery thermal management with Daimler AG. We continue to lead the industry in innovative thermal management solutions, securing over $375 million of new awards in the quarter from top auto makers around the world," said Phil Eyler, the company's President and CEO.

Continued Eyler, "We are making good progress towards refining our strategy for accelerated revenue and earnings growth through focused investment and strong execution.  In addition, we are taking decisive steps and have kicked off a formal program to identify areas where cost savings can be achieved without impacting our growth plan.  With expected new program and product launches, along with vehicle production forecasted to improve in our most important markets over the balance of 2018, we remain confident in our ability to deliver on our full-year financial guidance."

2018 First Quarter Financial Review

Product revenues for the first quarter of 2018 grew by $12.6 million, or 5.1%, as compared to the prior-year, to $261.9 million.  The year-over-year growth was comprised of an $18.2 million, or 8.2%, increase in the automotive segment and a $5.6 million, or 20%, decrease in the industrial segment.  On a comparable basis, adjusting both periods for acquisitions and foreign currency translation, product revenues decreased 4.1% year over year.

Revenue growth in Automotive was driven by a $15.2 million contribution from the acquisition of Etratech and favorable currency translation.  Organically, automotive segment revenue was down 2.2%.  Revenue was higher in all products, on a currency-adjusted basis, except climate controlled seats (“CCS”).  The lower CCS revenue was primarily due to the 2.6% decline in overall North American vehicle production, with even greater declines for two of the Company’s largest customers, which had a disproportionate effect on CCS, as well as the continuing impact of the transition from the higher-priced active cool seat technology to the lower-priced heated and ventilated technology. The Company expects the downward trend in CCS to reverse going forward, resulting in a sequential improvement in the second quarter, as higher volume from new product launches and the anticipated increase in North American vehicle production begin to offset the effect of lower prices on platforms that have switched technologies.

The revenue decline in the Industrial segment, as compared to the prior-year period, resulted from significantly lower custom project revenue in the remote power generation business due to timing of shipments on customer projects, as well as lower year-over-year sales in the Cincinnati Sub-Zero (“CSZ”) blood heater cooler product which had benefitted from a competitor’s shortfall in the year-ago period.  See the “Revenue by Product Category” table enclosed herein for additional detail.

Gross margin rate declined to 30.0% in the current year period, as compared to 34.2% in the prior-year period, primarily as a result of timing differences between annual customer price decreases compared to supplier cost reductions; expenses associated with increased capacity for the new advanced battery thermal management product at the manufacturing facility in Macedonia and labor expense inflation at the Ukraine factory; changes in product mix; and higher expenses resulting from the translation of foreign currencies.

Net research and development expenses of $23.3 million in the first quarter of 2018 rose $3.8 million, or 19.5%, year over year as the Company continued to invest in innovation in automotive interior thermal management devices, automotive cooled storage devices, battery thermal management devices, battery management systems, advanced automotive electronics solutions, medical thermal management devices and other potential products.

Selling, general and administrative expenses of $34.6 million in the first quarter of 2018 increased $3.8 million, or 12.3%, versus the prior-year period.  The 2018 period included $1.0 million in higher expenses related to currency translation and $1.8 million in expenses associated with the acquisition of Etratech.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $33.6 million during the first quarter of 2018 compared to $45.2 million in the prior year, a year-over-year decline of $11.6 million.

Income tax expense in the first quarter of 2018 was $3.0 million, as compared to $7.2 million in the prior-year period.  For the first quarter of 2018, this represents an effective tax rate of 19%, as compared to 22% in the prior-year period. The effective tax rate for the first quarter of 2018 differed from the Federal statutory rate of 21%, primarily due to the impact of lower statutory rates for the Company’s subsidiaries operating in foreign jurisdictions offset by the international provisions from the U.S. tax reform, such as global intangible low-tax income (“GILTI”), enacted in December 2017.

During the first quarter, the Company incurred a net foreign currency loss of $4.6 million, which included a net realized loss of $0.9 million and a net unrealized loss of $3.6 million.  This unrealized loss was primarily the result of holding significant amounts of U.S. Dollar cash at the Company’s subsidiaries in Europe, as well as certain intercompany relationships between these European subsidiaries and the Company’s U.S.-based companies.  In the prior-year period, the Company recognized a net foreign currency loss of $1.3 million, which primarily represented a net unrealized foreign currency loss also related to the Company’s cash held at its European subsidiaries and intercompany cash balances.

Earnings per share for the first quarter of 2018 was $0.35 as compared to $0.69 for the prior-year period.  Adjusted earnings per share, excluding unrealized currency loss, acquisition transaction expenses and other items (see table included below), was $0.50.  Adjusted earnings per share in the prior-year period was $0.77 on a diluted basis.

Guidance

The Company reaffirms the guidance initially provided on its year-end 2017 earnings call on February 20, 2018:

•

Product revenues is expected to grow between 8% and 10% to a range of $1.06 billion to $1.08 billion, reflecting 3% to 5% organic growth and the full-year contribution from Etratech, which was acquired in November 2017

•	Gross margin rate is expected to be between 30% and 32%
•	Adjusted EBITDA is expected to be approximately 15% of product revenues
•	Capital expenditures are expected to be approximately $50 million

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results.  The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.).  The passcode for the live call is 13678307.

A simultaneous webcast of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

For those unable to listen to the live broadcast, a webcast replay will also be available on the Company’s website as noted above.

A telephonic replay will be available at approximately 11:00 a.m. Eastern Time and will be accessible until 11:59 p.m. Eastern Time on May 10, 2018. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13678307.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, TrueThermTM cupholder and storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise or customers may develop their own products to replace the Company’s products, currency exchange rates may change unfavorably, pricing pressures from customers may increase, the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates, free trade agreements may be altered in a manner adverse to the Company, medical device regulations could change in an unfavorable manner, oil and gas prices could fluctuate causing adverse consequences, and other adverse conditions in the industries in which the Company operates may negatively affect its results.  In addition, such forward-looking statements do not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof.

The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2017 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Product revenues	$261,889	$249,267
Cost of sales	183,322	164,107
Gross margin	78,567	85,160
Operating expenses:
Net research and development expenses	23,304	19,505
Selling, general and administrative expenses	34,592	30,806
Total operating expenses	57,896	50,311
Operating income	20,671	34,849
Interest expense	(1,180)	(1,122)
Foreign currency loss	(4,578)	(1,329)
Other income	1,089	236
Earnings before income tax	16,002	32,634
Income tax expense	3,036	7,232
Net income	$12,966	$25,402
Basic earnings per share	$0.35	$0.69
Diluted earnings per share	$0.35	$0.69
Weighted average number of shares – basic	36,766	36,620
Weighted average number of shares – diluted	36,873	36,739

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GENTHERM INCORPORATED
REVENUE BY PRODUCT CATEGORY
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2018	2017	% Diff.
Climate Controlled Seat (CCS)	$88,218	$102,045	-13.5%
Seat Heaters	84,220	77,645	8.5%
Steering Wheel Heaters	17,557	15,043	16.7%
Automotive Cables	26,865	21,729	23.6%
Etratech	15,188	―	19.8% (1)
Battery Thermal Management (BTM)	4,161	1,744	138.6%
Other Automotive	3,810	3,627	5.1%
Subtotal Automotive	$240,019	$221,833	8.2%
Remote Power Generation (GPT)	4,562	7,412	-38.5%
Cincinnati Sub-Zero Products (CSZ)	17,308	20,022	-13.6%
Subtotal Industrial	21,870	27,434	-20.0%
Total Company	$261,889	$249,267	5.1%

(1)Amount represents the pro-forma growth for Etratech by comparing the amount of revenue during the first quarter of 2018 to Etratech’s revenue during the three-month period ended March 31, 2017 totaling $12,683 which is not included in Gentherm’s revenue since the acquisition did not occur until November 1, 2017.

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GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Net income	$12,966	$25,402
Add Back:
Income tax expense	3,036	7,232
Interest expense	1,180	1,122
Depreciation and amortization	12,820	10,121
Adjustments:
Unrealized currency loss	3,642	1,345
Adjusted EBITDA	$33,644	$45,222

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,		Future Full Year Periods (estimated)
	2018	2017	2018	2019	2020	2021	Thereafter

Non-cash purchase accounting impacts
Customer relationships amortization	2,665	1,887	10,660	8,392	7,032	6,451	28,456
Technology amortization	998	864	3,008	2,419	2,419	2,192	2,577
Inventory value adjustment	30	–	118	39		–
Trade name amortization	–	43	–	–	–	–	–
Other effects
Unrealized currency loss	3,642	1,345	–	–	–	–	–
Total acquisition transaction expenses, purchase accounting impacts and other effects	$7,335	$4,139	$13,786	$10,850	$9,451	$8,643	$31,033
Tax effect of above	(1,916)	(1,056)	(2,482)	(1,820)	(1,505)	(1,310)	(4,234)
Net income effect	$5,419	$3,083	$11,304	$9,030	$7,946	$7,333	$26,799

Earnings per share - difference
Basic	$0.15	$0.08
Diluted	$0.15	$0.08
Adjusted earnings per share
Basic	$0.50	$0.78
Diluted	$0.50	$0.77

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$70,482	$103,172
Accounts receivable, less allowance of $1,042 and $973, respectively	196,616	185,058
Inventory:
Raw materials	64,871	64,175
Work in process	13,807	16,139
Finished goods	41,959	41,095
Inventory, net	120,637	121,409
Derivative financial instruments	1,168	213
Prepaid expenses and other assets	56,848	51,217
Total current assets	445,751	461,069
Property and equipment, net	205,232	200,294
Goodwill	70,439	69,685
Other intangible assets, net	80,809	83,286
Deferred financing costs	875	936
Deferred income tax assets	84,946	30,152
Other non-current assets	13,371	37,983
Total assets	$901,423	$883,405
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$88,087	$89,596
Accrued liabilities	77,908	77,209
Current maturities of long-term debt	3,485	3,460
Derivative financial instruments	1	1,050
Total current liabilities	164,481	171,315
Pension benefit obligation	7,965	7,913
Other liabilities	6,759	2,747
Long-term debt, less current maturities	105,742	141,209
Deferred income tax liabilities	6,028	6,347
Total liabilities	290,975	329,531
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,794,573 and 36,761,362 issued and outstanding at March 31, 2018 and December 31, 2017, respectively	266,812	265,048
Paid-in capital	16,155	15,625
Accumulated other comprehensive loss	(7,551)	(20,444)
Accumulated earnings	335,032	293,645
Total shareholders’ equity	610,448	553,874
Total liabilities and shareholders’ equity	$901,423	$883,405

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating Activities:
Net income	$12,966	$25,402
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	12,892	10,192
Deferred income taxes	(707)	676
Stock compensation	2,202	2,303
Defined benefit plan (income) expense	298	(16)
Provision of doubtful accounts	41	(54)
Loss on sale of property and equipment	85	103
Changes in operating assets and liabilities:
Accounts receivable	(9,691)	(13,900)
Inventory	1,903	(2,407)
Prepaid expenses and other assets	(4,881)	(6,492)
Accounts payable	1,290	1,094
Accrued liabilities	(10,808)	(38,237)
Net cash provided by (used in) operating activities	5,590	(21,336)
Investing Activities:
Final payment for acquisition of subsidiary, net of cash acquired	(15)	(2,000)
Purchases of property and equipment	(8,378)	(13,552)
Net cash used in investing activities	(8,393)	(15,552)
Financing Activities:
Repayments of debt	(35,492)	(8,427)
Cash paid for the cancellation of restricted stock	(659)	(926)
Proceeds from the exercise of Common Stock options	751	881
Net cash used in financing activities	(35,400)	(8,472)
Foreign currency effect	5,513	2,080
Net increase (decrease) in cash and cash equivalents	(32,690)	(43,280)
Cash and cash equivalents at beginning of period	103,172	177,187
Cash and cash equivalents at end of period	$70,482	$133,907
Supplemental disclosure of cash flow information:
Cash paid for taxes	$6,870	$51,618
Cash paid for interest	$981	$858
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$1,362	$1,125

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